Exhibit 99.1

Integrated Silicon Solution, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Net sales	$38,901	$58,494	$107,819	$179,888
Cost of sales	29,152	45,183	83,870	140,080

Gross profit	9,749	13,311	23,949	39,808

Operating expenses:
Research and development	4,980	5,541	14,374	15,250
Selling, general and administrative	5,958	8,102	19,667	23,227
Acquired in-process technology charge	710	—	710	—

Total operating expenses	11,648	13,643	34,751	38,477

Operating income (loss)	(1,899)	(332)	(10,802)	1,331
Interest and other income (expense), net	(68)	763	796	3,942
Gain on sale of investments	—	1,625	—	1,814

Income (loss) before income taxes and minority interest	(1,967)	2,056	(10,006)	7,087
Provision (benefit) for income taxes	50	41	(52)	141

Income (loss) before minority interest	(2,017)	2,015	(9,954)	6,946

Minority interest in net (income) loss of consolidated subsidiary	91	(17)	132	2

Net income (loss)	$(1,926)	$1,998	$(9,822)	$6,948

Basic net income (loss) per share	$(0.08)	$0.07	$(0.39)	$0.23

Shares used in basic per share calculation	25,410	26,658	25,507	30,469

Diluted net income (loss) per share	$(0.08)	$0.07	$(0.39)	$0.23

Shares used in diluted per share calculation	25,410	26,940	25,507	30,759

Reconciliation of GAAP to Non-GAAP Financial Measures

Net income (loss):
On a GAAP basis	$(1,926)	$1,998	$(9,822)	$6,948
Acquired in-process technology charge	710	—	710	—

On a non-GAAP basis	$(1,216)	$1,998	$(9,112)	$6,948

Diluted net income (loss) per share:
On a GAAP basis	$(0.08)	$0.07	$(0.39)	$0.23
Acquired in-process technology charge	0.03	—	0.03	—

On a non-GAAP basis	$(0.05)	$0.07	$(0.36)	$0.23

Integrated Silicon Solution, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2009	September 30, 2008
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$40,912	$42,175
Short-term investments	30,674	7,840
Accounts receivable, net	24,617	34,741
Inventories	16,620	39,222
Other current assets	2,316	4,717

Total current assets	115,139	128,695
Property, equipment and leasehold improvements, net	23,443	24,555
Long-term investments	1,504	19,304
Purchased intangible assets, net	3,349	2,000
Goodwill	1,251	—
Other assets	1,429	1,397

Total assets	$146,115	$175,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,513	$35,171
Accrued compensation and benefits	3,671	3,729
Accrued expenses	5,494	8,157

Total current liabilities	25,678	47,057

Other long-term liabilities	656	715

Total liabilities	26,334	47,772
Commitments and contingencies

Minority interest	2,305	789

Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	309,961	310,712
Accumulated deficit	(190,253)	(180,431)
Accumulated other comprehensive loss	(2,235)	(2,894)

Total stockholders’ equity	117,476	127,390

Total liabilities and stockholders’ equity	$146,115	$175,951

(1)	Derived from audited financial statements.